THE DYNCORP MANAGEMENT LLC
CLASS B INTERESTS PLAN

AWARD AGREEMENT
This Award Agreement (this "Agreement") is made and entered into as of December 17, 2013 (the "Grant Date"), by and between Dyncorp Management LLC, a Delaware limited liability company (the "Company") and William T. Kansky (the "Participant").
W I T N E S S E T H:
WHEREAS, the Company has adopted the Dyncorp Management LLC Class B Interests Plan (the "Plan"), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized tem1S not otherwise defined herein shall have the same meanings as in the Plan; and
WHEREAS, the Administrator has determined that it would be in the best interests of Defco and its members to grant the Participant the Class B-2 Interests provided for herein pursuant to the Plan and the terms set forth herein, solely as an incentive and in consideration of future services to be rendered by the Participant to Defco or its Subsidiaries.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
1. Definitions.
"Cause" shall have the same meaning as in an employment agreement (or other arrangement, including, but not limited to, any severance arrangement) between the Participant and Defco or its Subsidiaries, provided, that if no such employment agreement (or other arrangement, including, but not limited to, any severance arrangement) exists or "Cause" is not defined therein, "Cause" means, with respect to a Participant, as determined by the Board in its reasonable judgment: (a) the Participant's continued failure to substantially perform, or continued negligence in the performance of, the Participant's duties; (b) the Participant's repeated acts of insubordination, or failure to execute Defco or Subsidiary plans and/or strategies; (c) the Participant's willful contravention of specific lawful directions from the Board or the employee to whom the Participant reports; (d) the Participant's acts of dishonesty resulting or intending to result in personal gain or enrichment at the expense of Defco or a Subsidiary; (e) the Participant's commission of, conviction of, plea of guilty or nolo contendere to, or indictment for, a felony, or other material criminal act; (f) the Participant's violation of his or her employment agreement (or other arrangement) with Defco or any Subsidiary thereof, if any, or violation of any policy of Defco or any Subsidiary including, but not limited to, Defco's or a Subsidiary's employment manuals, rules and regulations after one (1) written notice from Defco or a Subsidiary regarding such violation; or (g) the Participant engaging in any act that is intended, or may reasonably be expected, to harm the reputation, business, prospects or operations of Defco or a Subsidiary, its respective officers, directors, stockholders, Affiliates or employees.

"Good Reason" shall have the same meaning as in an employment agreement (or other arrangement) between the Participant and Defco or its Subsidiaries, provided, that if no such employment agreement (or other arrangement) exists or "Good Reason" or similar term is not defined therein, "Good Reason" means, without the Participant's consent (i) a reduction in Participant's then current base salary or bonus at target, (ii) the Company's failure to make payments to the Participant when due pursuant to the terms of this Agreement, (iii) a substantial diminution of Participant's duties or responsibilities with Defco; provided that neither the merger, sale or acquisition of business units, subsidiaries or assets, nor any similar corporate transaction, shall, by itself, constitute a diminution of duties or responsibilities for purposes hereof or (iv), following a Change in Control, the failure of Defco (or any surviving entity in connection with a Change in Control or any Affiliate) to provide the Participant a long term incentive benefit with an aggregate value substantially not less favorable to the long term incentive benefit (including the long term cash incentive and Class B-2 Interest) granted to the Participant by Defco or its Affiliates. Each of the foregoing events will cease to constitute Good Reason unless Participant gives Defco notice of Participant's intention to resign his position with Defco or its Subsidiaries within sixty (60) days after Participant's knowledge of the occurrence of such event, and Defco and its Subsidiaries shall have thirty (30) days from its receipt of such notice to cure any condition that constitutes Good Reason.
"Transaction Documents" shall mean this Agreement and the Instrument of Accession to the LLC Agreement.
2.Grant. Upon the terms and subject to the conditions set forth in this Agreement, on the Grant Date, the Company hereby grants to the Participant 380 Class 8-2 Interests. For purposes of determining whether the Participant has Good Reason under subsection (iv) of the definition of Good Reason in this Agreement and the Employment Agreement, the Participant acknowledges that the Award shall be valued based on standard present-value methodologies determined by the Company and its Subsidiaries. Such value is unrelated to the actual value the executive may receive from the Award.
3.Relationship to the Plan. The Award is granted pursuant to the Plan and is in all respects subject to the terms, conditions and definitions of the Plan. The Participant hereby accepts this Award subject to all the terms and provisions of the Plan and this Agreement. The Participant further agrees that all decisions under and interpretations of the Plan by the Administrator shall be final, binding and conclusive upon the Participant and his or her beneficiaries. If there is any inconsistency between the terms of this Agreement and the terms of the Plan or the LLC Agreement, the Plan's or the LLC Agreement's terms shall completely supersede and replace the conflicting terms of this Agreement. If there is any inconsistency between the terms of the Plan and the terms of the LLC Agreement, the LLC Agreement's terms shall control.
4.Transfers of Class B-2 Interests by the Participant. The Award may not be Transferred by the Participant except in accordance with the Plan or the LLC Agreement.
5.Vesting. The Class B-2 Interests shall vest with respect to forty percent (40%) of the Class B-2 Interests on the Grant Date, an additional twenty percent (20%) on July 15, 2014 and with respect to the remaining Class B-2 Interests on July 15, 2015 (each such date, a "Vesting Date"), subject to the Participant's continued employment with Defco or its Subsidiaries on each Vesting Date.
5.1    Change of Control. Notwithstanding the foregoing, upon a Change of Control, all Class B-2 Interests, to the extent not previously forfeited or terminated, shall immediately vest.
6.Termination of Employment. All unvested Class B-2 Interests will be forfeited upon the termination of a Participant's employment with Defco or its Subsidiaries for any reason, provided however, that if the Participant's employment with Defco or its Subsidiaries is terminated (x) by Defco or its Subsidiaries without Cause or (y) by the Participant for Good Reason, the Class B-2 Interests that would have vested on the next Vesting Date shall vest upon such termination of employment, and provided neither that if the Participant's employment with Defco or its Subsidiaries is terminated by Defco or its Subsidiaries without Cause, or by the Participant for Good Reason, within forty-five (45) days prior to a Change in Control, all unvested Class B-2 Interests shall vest upon such Change in Control. All vested Class B-2 Interests will be subject to repurchase in accordance with Section 7 of this Agreement. Notwithstanding the foregoing, all vested and unvested Class B-2 Interests will be forfeited upon the termination of a Participant's employment by Defco or its Subsidiaries for Cause.

7.     Purchase Rights and Obligations.
(a)     Unless otherwise provided for herein, at any time within 180 days following a Participant's termination of employment or services with Defco and its Subsidiaries, the Company shall have the right, but not the obligation, to purchase from the Participant and to cause the Participant to sell, all, but not less than all, of the vested portion of the Class B-2 Interests (taking into account any accelerated vesting under Sections 5 or 6) for an amount equal to the Fair Market Value on the date of the Participant's termination of employment (the "Purchase Price").
(b)     If the Company does not exercise its right to repurchase pursuant to Section 7(a), the Company shall, prior to the expiration of the ISO day period following Participant's termination of employment, provide written notice to the Investors that it will not exercise its right to repurchase and the Investors shall have the right, but not the obligation, for a period of 30 calendar days after the expiration of such ISO-day period, to send notice of Investor(s)' intention to repurchase the Class B-2 Interests upon the terms and conditions set forth in this Section 7.
(c)     The repurchase notice sent by the Company or an Investor shall disclose the Fair Market Value of the Class B-2 Interests and a description of the methodology used to determine the Fair Market Value. The Company or the Investors and the Participant shall consummate such purchase on a date to be jointly determined by the Company or the Investors and the Participant (not later than 30 calendar days after the delivery of the purchase notice) by delivery by the Participant of certificates, if any, representing the Class B-2 Interests to be repurchased together with the contemporaneous delivery by the Company or the Investor(s) of the Purchase Price therefor by wire transfer.

(d)     If Participant disagrees with the Administrator's determination of the Fair Market Value of the Class 8-2 Interests the Administrator shall appoint a nationally recognized investment bank to make the final determination of such Fair Market Value. Notwithstanding the foregoing, in the event the investment bank's Fair Market Value determination is found to be within ten percent (10%) of the Administrator's initial determination of Fair Market Value, the Participant shall pay the full cost of such investment bank's Fair Market Value determination.
8.     Section 83(b) Election.
(a)     Within 30 days following the Grant Date, the Participant shall file a protective election with the Internal Revenue Service ("IRS") pursuant to Section 83(b) of the Code (the "Section 83(b) Election"). The Participant shall provide the Company with a copy of such Section 83(b) Election within 10 days following the filing of any such Section 83(b) Election.

9.     Representations and Warranties of the Participant. The Participant hereby represents and warrants to the Company as follows:

(a)     The Participant's execution, delivery and performance of the Transaction Documents do not and will not (i) result in a violation of any applicable law, statute, rule or regulation or order, injunction, judgment or decree of any court or other governmental or regulatory authority to which the Participant is bound or subject, (ii) conflict with, or result in a breach of the terms, conditions or provisions of, constitute (or, with due notice or lapse of time or both, would constitute) a default under, or give rise to any right of termination, acceleration or cancellation under, any agreement, contract, license, arrangement, understanding, evidence of indebtedness, note, lease or other instrument to which the Participant or any of his properties or assets are bound, or (iii) require any authorization, consent, approval, exemption or other action by or notice to any third party. The Transaction Documents have been duly executed and delivered by the Participant and upon due execution and delivery by the Company will constitute the legal, valid and binding obligations of the Participant enforceable against the Participant in accordance with their terms, except as the enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general or by general principles of equity.
(b)     The Participant understands that the Class B-2 Interests being purchased are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering, are being offered and sold without registration under the Securities Act of 1933, as amended (the "Securities Act") in a private placement that is exempt from the registration provisions of the Securities Act and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in limited circumstances. The Participant understands that it must bear the economic risk of the acquisition of the Class B-2 Interests made in connection herewith for an indefinite period of time because, among other reasons, the Class B-2 Interests have not been registered under the Securities Act or under the securities laws of any state and, therefore, cannot be resold, assigned or otherwise disposed of unless they are subsequently registered under the Securities Act and under the applicable securities laws of certain states or an exemption from such registration is available.

(c)     The Participant understands that the Class B-2 Interests being granted are subject to the LLC Agreement, the Plan and this Agreement.
(d)     The Participant is an "accredited investor" within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act or, to the extent the Participant is not an "accredited investor," another exemption from registration under the Securities Act applies to the Participant's purchase of Class B-2 Interests hereunder.

10.     Representation and Warranty of the Company. The Company hereby represents and warrants to the Participant that the Company is a limited liability company, duly formed and in good standing under the laws of the State of Delaware. The Company has all requisite limited liability company power and authority to execute, deliver and carry out the transactions contemplated by the Transaction Documents, and to issue and deliver the Class B-2 Interests. This Agreement has been duly executed and delivered by the Company and upon due execution and delivery by the Participant will constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms, except as the enforcement may be limited by bankruptcy, insolvency or other similar laws affecting tile enforcement of creditors' rights in general or by general principles of equity.
11.     Conditions. The obligations of the Participant and the Company pursuant to this Agreement shall be subject to satisfaction of the following conditions on the Grant Date:
(a)     The Participant and the Company shall have duly executed and delivered the Instrument of Accession to the LLC Agreement substantially in the form attached hereto as Exhibit A.
(b)     The representations and warranties of each of the parties under this Agreement shall be true, complete and correct at and as of the Grant Date.
(c)     No governmental body or any other person shall have issued an order, injunction, judgment, decree, ruling or assessment which shall then be in effect restraining or prohibiting the completion of the transactions contemplated under any of the Transaction Documents, nor shall any such order, injunction, judgment, decree, ruling or assessment be pending or, to the Company's or the Participant's knowledge, threatened.

12.     Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the General Counsel of Defco or its Subsidiaries at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address listed in the Company's or its Subsidiaries' personnel files or to such other address as such party may designate in writing from time to time to the Company. All notices shall be deemed to have been given or delivered upon: personal delivery; three (3) days after deposit in tile United States mail by certified or registered mail (return receipt requested); one (1) business day after deposit with any return receipt express courier (prepaid); or one (3) business day after transmission by facsimile.

13.     General.
(a)     Amendments and Waivers. Subject to Sections 9 and 17 of the Plan, the provisions of this Agreement may not be amended, modified, supplemented or terminated, and waivers or consents to departures from the provisions hereof may not be given, without the written consent of each of the parties hereto.
(b)     Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and permitted assigns. The Participant may not assign any of its rights or obligations under this Agreement without the prior written consent of the Company. The Company may assign its rights, together with its obligations, to another entity which will succeed to all or substantially all of the assets and business of the Company.
(c)     Counterparts. This Agreement may be executed in two or more counterparts, each of which, when so executed and delivered, shall be deemed to be an original, but all of which counterparts, taken together, shall constitute one and the same instrument.
(d)     Descriptive Headings. Etc. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein. Unless the context of this Agreement otherwise requires: (i) words of any gender shall be deemed to include each other gender; (ii) words using the singular or plural number shall also include the plural or singular number, respectively; (iii) the words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and paragraph references are to the Sections and paragraphs of this Agreement unless otherwise specified; (iv) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless otherwise specified; (v) "or" is not exclusive; and (vi) provisions apply to successive events and transactions.
(e)     Severability. In the event that anyone or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the other remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.
(f)     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.
(g)     Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE VALIDITY, INTERPRETATION OR

ENFORCEMENT HEREOF. THE PARTIES HERETO AGREE THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND WOULD NOT ENTER INTO THIS AGREEMENT IF THIS SECTION WERE NOT PART OF THIS AGREEMENT.
(h)     Entire Agreement. This Agreement, the Plan (the terms of which are hereby incorporated by reference) and the Instrument of Accession are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings relating to such subject matter, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to such subject matter.
(i)     No Employment or Service Contract. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue such Participant's relationship with Defco or its Subsidiaries, nor shall it give any Participant the right to be retained in the employ of Defco of its Subsidiaries or interfere with or otherwise restrict in any way the rights of Defco or its Subsidiaries, which rights are hereby expressly reserved, to terminate any Participant's employment at any time for any reason.
(j)     Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
(k)     Construction. The Company and the Participant acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the Company and the Participant.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

DYNCORP MANAGEMENT LLC

By:	/s/ Steve Gaffney
Name:
Title:

PARTICIPANT:	/s/ William T. Kansky

Name:	William T. Kansky
Address:	1082 Great Passage Blvd.
Great Falls, VA 22066

EXHIBIT A
INSTRUMENT OF ACCESSION
The undersigned, William T. Kansky, as a condition precedent to becoming the owner or holder of record of 380 Class B-2 Interests of Dyncorp Management LLC, a Delaware limited liability company (the "Company"), hereby agrees to become a Member under, party to and bound by that certain Limited Liability Company Agreement of the Company, amended and restated as of December 17, 2013 (as may be amended, the "LLC Agreement"), by and among the Members of the Company. This Instrument of Accession shall take effect and shall become an integral part of such LLC Agreement immediately upon execution and delivery to the Company of this Instrument of Accession.
IN WITNESS WHEREOF, the undersigned has caused this Instrument of Accession to be signed as of the date below written.

By:	/s/ William T. Kansky
Name:	William T. Kansky
Title:	Chief Financial Officer
Date:	December 28, 2013

Address for Notices:

Facsimile:
Attention:

with a copy to:

Facsimile:
Attention:

DOC ID -20127703.5

Accepted as of the date written below:
DYNCORP MANAGMENT LLC
By:	/s/ Steve Gaffney
Name:
Title:
Date:	January 7, 2014